Exhibit 2.1
TERMINATION AGREEMENT

TERMINATION AGREEMENT (this “Agreement”) dated as of December 17, 2008 by and among MIDAMERICAN ENERGY HOLDINGS COMPANY, an Iowa corporation (“MidAmerican”), MEHC INVESTMENT, INC., a South Dakota corporation and a wholly owned subsidiary of MidAmerican (“MEHC Investment”), MEHC MERGER SUB INC., a Maryland corporation and a wholly owned subsidiary of MidAmerican (“Merger Sub” and, together with MidAmerican and MEHC Investment, the “MidAmerican Parties”), CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (“Constellation”), CER GENERATION II LLC (“CER LLC”), CONSTELLATION POWER SOURCE GENERATION, INC. (“Constellation Power”) and ÉLECTRICITÉ DE FRANCE INTERNATIONAL, SA, a société anonyme organized under the laws of France (“EDFI”).

WHEREAS, MidAmerican, Merger Sub and Constellation entered into an Agreement and Plan of Merger dated as of September 19, 2008 (the “Merger Agreement”) providing, upon the terms and subject to the conditions thereof, for Merger Sub to be merged with and into Constellation (the “Merger”);

WHEREAS, capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement;

WHEREAS, Constellation has previously filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland (as corrected by the Certificate of Correction filed on November 26, 2008, the “Series A Articles Supplementary”) that designated certain preferences, conversion and other rights of Series A Convertible Preferred Stock of Constellation (the “Series A Preferred Stock”);

WHEREAS, MidAmerican and Constellation entered into a Stock Purchase Agreement dated as of September 19, 2008 (the “MidAmerican Stock Purchase Agreement”) pursuant to which MidAmerican (through MEHC Investment) purchased 10,000 shares of Series A Preferred Stock from Constellation on September 22, 2008;

WHEREAS, pursuant to the terms of the Series A Articles Supplementary and the Limited Waiver between MidAmerican and Constellation dated November 23, 2008 (the “Limited Waiver”), upon the occurrence of a Conversion Event (as defined in the Series A Articles Supplementary), and subject to the receipt of all required regulatory approvals, the Series A Preferred Stock will be automatically converted into (A) 35,679,215 shares (the “Conversion Share Amount”) of common stock of Constellation (the “Common Stock”) and (B) Senior Notes with an original aggregate principal amount equal to the aggregate Stated Value of the Series A Preferred Stock (each as defined in the Series A Articles Supplementary);

WHEREAS, in the event Constellation has not received all regulatory approvals required for the issuance of the Conversion Share Amount upon a Conversion Event, the Series A Articles Supplementary and Limited Waiver provide that Constellation shall make a cash payment to the holder of Series A Preferred Stock in lieu of the issuance of the shares of Common Stock that are otherwise due to the holder in an amount equal to (i) the number of shares of the Common Stock issuable to the holder and not issued multiplied by (ii) $26.50, subject to certain adjustments;

WHEREAS, MidAmerican, Merger Sub, Constellation, CER LLC and Constellation Power entered into two Put Agreements dated as of November 6, 2008 (the “MidAmerican Put Agreements” and, together with the Merger Agreement, the MidAmerican Stock Purchase Agreement and the Confidentiality Agreement, the “Specified MidAmerican Agreements”) providing, upon the terms and subject to the conditions thereof, Constellation with a put option to sell certain assets to MidAmerican;

WHEREAS, in connection with a Takeover Proposal made by EDFI, the board of directors of Constellation has notified MidAmerican that in the absence of proposed revisions to the terms of the Merger Agreement or another proposal by MidAmerican contemplated by Section 7.8(d)(iii) of the Merger Agreement, it would withdraw the Company Board Recommendation pursuant to Section 7.8(d)(iii) of the Merger Agreement;

WHEREAS, in lieu of MidAmerican exercising its rights under Sections 7.4 and 7.8(d)(iii) of the Merger Agreement, the MidAmerican Parties and Constellation have agreed to terminate the Specified MidAmerican Agreements pursuant to the terms and subject to the conditions hereof;

WHEREAS, simultaneously with the termination of the Specified MidAmerican Agreements, (i) Constellation, EDFI, Constellation Energy Nuclear Group, LLC, a Maryland limited liability company and a wholly owned subsidiary of Constellation (“CENG”) and EDF Development, Inc., a Delaware corporation and a wholly owned subsidiary of EDFI (“EDFD”), intend to execute a Master Put Option and Membership Interest Purchase Agreement of even date herewith, a copy of which is attached hereto as Exhibit A (the “Master Agreement”), providing, upon the terms and conditions thereof, for the purchase by EDFD from Constellation of a 49.99% membership interest in CENG and the grant of put options to Constellation in respect of specified assets, (ii) Constellation and EDFD intend to execute a Stock Purchase Agreement of even date herewith, a copy of which is attached hereto as Exhibit B (the “EDF Stock Purchase Agreement”), providing, upon the terms and conditions thereof, for the purchase by EDFD of shares of Series B Preferred Stock of Constellation with an aggregate stated value of $1,000,000,000, and (iii) Constellation and EDFI intend to enter into (and/or to cause one or more of their respective subsidiaries to enter into) certain agreements related to the Master Agreement and the Stock Purchase Agreement (the transactions contemplated by the Master Agreement, the EDF Stock Purchase Agreement and such related agreements, the “EDFI Transactions”);

WHEREAS, the parties hereto desire to confirm certain actions required or deemed appropriate in connection with the termination of the Specified MidAmerican Agreements, including the payment by Constellation of amounts owed pursuant to the Merger Agreement and the Articles Supplementary and the issuance by Constellation of Common Stock pursuant to the Articles Supplementary upon the termination of the Merger Agreement and the mutual releases of any and all claims arising under or relating to the Specified MidAmerican Agreements;

WHEREAS, the board of directors of Constellation has taken all actions necessary to render any applicable state anti-takeover law or similar law inapplicable to the issuance of shares of Common Stock contemplated herein; and

WHEREAS, the MidAmerican Parties, EDFI and Constellation believe that it is in their respective best interests and in the best interests of their respective stockholders that any uncertainty or disputes with respect to the Merger be resolved as promptly as practicable.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1)	PAYMENT AND ISSUANCE OF COMMON STOCK AND SENIOR NOTES.

a)
Constellation irrevocably and unconditionally agrees to pay concurrently with the execution of this Agreement (or if the date of this Agreement is not a business day, on the first business day following the date hereof), by wire transfer in immediately available funds to the accounts specified in Exhibit C hereto, (i) to MidAmerican $175,000,000 (which is being paid pursuant to Section 9.3(a) of the Merger Agreement), and (ii) to MEHC Investment $435,109,053.39 (of which (x) $418,220,164.50 is being paid pursuant to Section 7(c) of the Series A Articles Supplementary and the first sentence of the third paragraph of the Limited Waiver in respect of shares of Common Stock not issued pursuant to Section 7(a) of the Series A Articles Supplementary, and (y) $16,888,888.89 is being paid pursuant to Section 7(b)(ii)(B) of the Series A Articles Supplementary in respect of Accrued Dividends through the Conversion Date (each as defined in the Series A Articles Supplementary) (the payments described in this Section 1(a), collectively, the “Payment”).  Notwithstanding anything to the contrary contained in this Agreement, in the event that the amounts set forth above are not paid in full concurrently with the execution of this Agreement (because the date of this Agreement is not a business day), then this Agreement shall not be or become effective unless, and until such time as, such funds are received by MidAmerican and MEHC investment, respectively, which receipt shall be no later than 3:00 p.m. (Eastern Time) on the first business day after the date of execution of this Agreement, failing which MidAmerican may terminate this agreement by written notice to the other parties hereto.

b)
Constellation irrevocably and unconditionally agrees to cause its transfer agent to issue and deliver to MEHC Investment or its designee concurrently with the execution of this Agreement 19,897,322 shares of Common Stock with the certificates representing such shares dated as of the date hereof (which are being issued pursuant to Section 7(a) of the Series A Articles Supplementary and the first sentence of the third paragraph of the Limited Waiver).  Constellation represents and warrants to each of the MidAmerican Parties that the shares of Common Stock issued in accordance with the preceding sentence will, immediately after (and giving effect to) such issuance, represent 9.99% of the total outstanding shares of Common Stock.

c)
Constellation irrevocably and unconditionally agrees to issue and deliver to MEHC Investment or its designee concurrently with the execution of this Agreement Senior Notes dated the date hereof with an original aggregate principal amount equal to $1,000,000,000 (which are being issued pursuant to Section 7(a) of the Series A Articles Supplementary) (the Senior Notes, together with the shares of Common Stock issued in accordance with Section 1(b) above, the “Securities”).

d)
Constellation acknowledges that it is required by Sections 1.11(b) and 1.14 of the Investor Rights Agreement between Constellation and MidAmerican dated as of September 19, 2008 (the “MidAmerican Investor Rights Agreement”) to, and hereby irrevocably and unconditionally agrees that it shall, by 9:00 a.m. Eastern time, Wednesday, December 17, 2008, file an automatic shelf registration statement, or a prospectus supplement to an existing shelf registration statement, covering the resale of such shares.  Constellation hereby agrees not to deliver a certificate of the type described in Section 1.11(a)(ii)(3) of the MidAmerican Investor Rights Agreement in respect of such registration statement.

2)
TERMINATION OF CERTAIN AGREEMENTS.  Constellation (and, with respect to the MidAmerican Put Agreements, CER LLC and Constellation Power, as applicable) and each of the MidAmerican Parties agree that, subject to the provisions of the last sentence of Section 1(a) and Sections 3 and 4, each Specified MidAmerican Agreement is hereby terminated effective as of the date hereof (in the case of the Merger Agreement, by MidAmerican in accordance with Section 9.1(g)(i), (ii) or (iii) thereof and by mutual agreement of the parties thereto), and, accordingly, each such agreement shall have no further force or effect from and after such time; provided that Sections 2, 5, 8, 10 and 13 of the Confidentiality Agreement (including any definitions in other sections to the extent related to any such sections) shall survive in accordance with their terms.

3)	RELEASE. Subject to the provisions of Section 4:

a)
Each of the MidAmerican Parties does hereby, on behalf of itself, its Affiliated Parties (as defined below), successors and assigns, release, remise, acquit, and forever discharge Constellation and EDFI and any of their respective Affiliated Parties of and from all, and all manner of, past, present, and future claims, complaints, actions, causes of action, promises, covenants, duties, damages (whether compensatory, consequential, punitive, exemplary or otherwise), known or unknown, and any and all suits arising at law, from statute or regulation, in equity, or otherwise, and any liabilities of any kind or nature whatsoever arising under or relating to the Specified MidAmerican Agreements or the transactions contemplated thereby, including, without limitation, for any breach or alleged breach of any of the Specified MidAmerican Agreements (including, without limitation, any willful or intentional breach); provided that, with respect to Constellation notwithstanding any provision of this Agreement or the MidAmerican Stock Purchase Agreement (including, without limitation, Section 8.12 thereof) to the contrary, the representations and warranties set forth in Sections 3.1, 3.3, 3.4 and 3.5 of the MidAmerican Stock Purchase Agreement shall survive the termination of the MidAmerican Stock Purchase Agreement, as shall all of the rights of the MidAmerican Parties with respect to the Common Stock, Senior Notes, cash or other consideration derived from conversion of the Series A Preferred Stock or any of the transactions contemplated by this Agreement.

b)
Constellation does hereby, on behalf of itself, its Affiliated Parties, successors and assigns, release, remise, acquit, and forever discharge each of the MidAmerican Parties and EDFI and any of their respective Affiliated Parties of and from all, and all manner of, past, present, and future claims, complaints, actions, causes of action, promises, covenants,  duties, damages (whether compensatory, consequential, punitive, exemplary or otherwise), known or unknown, and any and all suits arising at law, from statute or regulation, in equity, or otherwise, and any liabilities of any kind or nature whatsoever arising under or relating to the Specified MidAmerican Agreements or the transactions contemplated thereby, including, without limitation, for any breach or alleged breach of any of the Specified MidAmerican Agreements (including, without limitation, any willful or intentional breach).

c)
EDFI does hereby, on behalf of itself, its Affiliated Parties, successors and assigns, release, remise, acquit, and forever discharge each of the MidAmerican Parties and Constellation and any of their respective Affiliated Parties of and from all, and all manner of, past, present, and future claims, complaints, actions, causes of action, promises, covenants,  duties, damages (whether compensatory, consequential, punitive, exemplary or otherwise), known or unknown, and any and all suits arising at law, from statute or regulation, in equity, or otherwise, and any liabilities of any kind or nature whatsoever arising under or relating to the Specified MidAmerican Agreements or the transactions contemplated thereby; including, without limitation, for any breach or alleged breach of any of the Specified MidAmerican Agreements (including, without limitation, any willful or intentional breach).

d)
None of the MidAmerican Parties, EDFI or Constellation shall, directly or indirectly, in its own name or through another, commence any action, litigation, suit, arbitration or other proceeding, or assert any claim or demand, against any one or more of the other parties or their respective affiliates, directors, officers, employees, representatives, attorneys or agents or their respective successors and assigns (such persons, with respect to a party, its “Affiliated Parties”) in any manner arising out of or in connection with any subject matter for which the release and discharge set forth in this Section 3 is given.

e)
Each of the parties hereto hereby represents and warrants that it has not, and agrees that it will not, assign, convey or otherwise transfer any claim, demand or cause of action or any part thereof relating to any matters covered by the releases referred to herein.

f)
Each of the parties hereto agrees that (i) the releases contemplated by this Agreement extend to claims that the parties granting the release (the “Releasing Parties”) do not know or suspect to exist at the time of the release, which if known, might have affected the Releasing Parties’ decision to enter into the release, (ii) the Releasing Parties shall be deemed to relinquish, to the extent it is applicable, and to the full extent permitted by law, the provisions, rights, and benefits of § 1542 of the California Civil Code, and (iii) the Releasing Parties shall be deemed to waive any and all provisions, rights, and benefits conferred by any federal, state, local, statutory, or common law or any other law, rule, or regulation, including the law of any jurisdiction outside of the United States, which is similar, comparable, or equivalent to California Civil Code § 1542.

4)	EFFECT OF TERMINATION AND RELEASE.

a)
No provision of this Agreement (including, without limitation, Sections 2 and 3) shall, or shall be deemed to, terminate, waive, modify or amend any agreement or other instrument other than the Specified MidAmerican Agreements (the “Surviving Agreements”), including, without limitation, the MidAmerican Investor Rights Agreement and Senior Notes, each of which shall remain in full force and effect in accordance with its terms.

b)
Nothing in this Agreement shall be, or shall be deemed to be, a release or discharge of any claim to enforce or for breach of this Agreement or any of the Surviving Agreements, a release or discharge of any claim by any MidAmerican Party in the nature of a counter-claim or cross-claim in an action involving a Constellation Claim (as defined below), or a limitation as to the actions of any of the parties hereto in connection therewith.  Without limiting the generality of the foregoing, nothing in this Agreement shall, or shall be deemed to, limit in any way the right of any MidAmerican Party to assert or protect its rights as a stockholder and/or creditor of Constellation after the date hereof in any context whatsoever, except that no MidAmerican Party shall initiate, or be named as a plaintiff in, any lawsuit challenging the validity of the EDFI Transactions.

c)
Nothing in this Agreement shall constitute, or be deemed to constitute, an admission of fault, wrongdoing or liability on the part of any party hereto, each of the parties acknowledging, without conceding any infirmity in its potential claims or defenses, that it is entering into this Agreement solely in order to avoid the expense and inconvenience of litigation.  This Agreement (and all drafts hereof) are for settlement purposes and will not be used by the parties in any litigation, other than litigation arising out of this Agreement or implicating in any way any of the terms or provisions hereof (including, without limitation, joining a party to this Agreement to any other litigation in which the enforcement of any of the provisions hereof may be relevant, pleading any of the provisions hereof defensively, or any other similar circumstance).

d)
Nothing in this Agreement shall be, or shall be deemed to be, a release or discharge of any claim (i) by Constellation or any of its Affiliated Parties against EDFI or any of their respective Affiliated Parties or (ii) by EDFI or any of its Affiliated Parties against Constellation or any of its Affiliated Parties, in each case, arising under or relating to the proposed EDFI Transactions.

5)
CERTAIN AGREEMENTS.  Each of EDFI and Constellation agrees not to take any action to (or that could reasonably be expected to) cause or encourage any of Constellation’s Affiliated Parties or stockholders to seek to challenge any provision of this Agreement or assert any Constellation Claim.

6)	[RESERVED].

7)
PRESS RELEASE.  Each of the parties hereto has furnished to the other a form of press release that it intends to issue shortly after execution of this Agreement and each such party acknowledges receipt of such press release.

8)
WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND AGREES THAT IT WILL NOT REQUEST ANY SUCH TRIAL BY JURY AND WILL USE ITS BEST EFFORTS TO ENSURE THAT NO SUCH TRIAL BY JURY SHALL OCCUR. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

9)
VALIDITY; DUE AUTHORIZATION.  Each party hereto represents and warrants to the others that it is duly authorized to execute and deliver this Agreement, that no further corporate authorizations (including, without limitation, any shareholder approvals) are required for such party’s execution, delivery and performance of this Agreement, and that this Agreement is a valid and binding obligation of such party.

10)
LITIGATION COOPERATION.  In connection with any litigation or other legal proceeding arising out of or relating to matters contemplated by the Specified MidAmerican Agreements or for which Constellation has released any of the MidAmerican Parties under this Agreement ("Released Matters"), the MidAmerican Parties and their respective Affiliated Parties and Constellation and its Affiliated Parties each agree to, and to cause their counsel to (and Constellation shall use its good faith, reasonable efforts to cause EDFI to), cooperate in good faith in the defense or prosecution of such Released Matters.  Such cooperation will include, without limitation, (i) the provision of records and information which are necessary to the defense, prosecution or appeal of such Released Matters and which are reasonably requested, (ii) making employees (and, to the extent reasonably feasible, former employees) available on a mutually convenient basis to provide additional information and explanation of materials provided hereunder, and (iii) reasonable consultation regarding the defense, prosecution or appeal of the Released Matters, in each case, with respect to clauses (i), (ii) and (iii) hereof, at the cost of the party requesting such cooperation.

11)
SPECIFIC PERFORMANCE.  The parties hereto acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the parties hereunder shall be specifically enforceable and no party shall take any action to impede the others from seeking to enforce such rights of specific performance.

12)
NOTICES.  All notices, requests, claims, demands and other communications hereunder shall be effective upon receipt, shall be in writing and shall be delivered in person, by cable, telegram or telex, or by facsimile transmission as follows:  (i) if to Constellation, CER LLC or Constellation Power, to the address specified for Constellation in Section 9.6 of the Master Agreement, with a further copy to Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York 10022 (Attn: George P. Stamas, Esq.), (ii) if to the MidAmerican Parties, to the address specified for MidAmerican in Section 10.2 of the Merger Agreement, with a further copy to Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 (Attn: Adam O. Emmerich, Esq.), (iii) if to EDFI, to the address specified for EDFI in Section 9.6 of the Master Agreement, or (iv) or to such other address as any party may have furnished to the others in writing in accordance herewith.

13)
GOVERNING LAW AND VENUE. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE.  Except as set forth in Section 22, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. Except as set forth in Section 22, the parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.  Except as set forth in Section 22, nothing in this Section 13 is intended to or does limit the right of any party to seek to remove any action to Federal court.

14)
ENTIRE AGREEMENT; ADVICE OF INDEPENDENT COUNSEL.  This Agreement contains the entire agreement between each of the parties hereto or among them with respect to the matters settled and released herein and supersedes any and all prior or contemporaneous representations, understandings and agreements between any of the parties hereto or among them with respect to the matters settled and released herein. Each party hereto acknowledges and agrees that it has received the advice of independent counsel before entering into this Agreement, and that it is not, except as provided herein, relying on any other party concerning this Agreement or any aspect of the transaction contemplated herein.

15)	COSTS AND ATTORNEYS’ FEES. Each party shall bear its own costs and attorneys’ fees incurred in connection with the negotiation and execution of this Agreement.

16)
FURTHER EFFORTS.  Each of the parties to this Agreement shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement (which for purposes of this Section 16 shall be deemed not to include the proposed EDFI Transactions) and to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

17)	COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

18)	EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

19)
SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof; provided, that if any or all of Sections 1(a), 1(b) or 1(c) of this Agreement shall be deemed invalid or unenforceable, the MidAmerican Parties shall have the right to seek monetary damages from Constellation, without regard to any of the restrictions, limitations or releases set forth in this Agreement.  If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

20)	ASSIGNMENT. The benefits and obligations of this Agreement shall inure to and be binding on the parties and their respective successors and assigns.

21)
AMENDMENT; WAIVER.  No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by the parties hereto affected thereby, in the case of an amendment, or by the party which is the beneficiary of any such provision, in the case of a waiver or a consent to departure therefrom.

22)
DISPUTE RESOLUTION.  In the event of any dispute arising out of or in connection with this Agreement only between EDFI and Constellation, then such dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the "Rules") by three arbitrators appointed in accordance with said Rules.  In any such case, each of EDFI and Constellation shall have the right to have recourse to and shall be bound by the pre-arbitral referee procedure of the International Chamber of Commerce in accordance with its rules for a Pre-Arbitral Referee Procedure. The place of the pre-arbitral referee procedure and of the arbitration shall be New York, New York, United States of America.  The proceedings before the arbitral tribunal (including with respect to the Pre-Arbitral Referee Procedure) shall be governed by the Rules.  The rules of law to be applied by the arbitral tribunal to the merits of the dispute shall be the rules of laws of the State of New York.  The language of the arbitration shall be English.  Evidence shall be provided in English and pleadings shall be done in English.  The arbitral tribunal shall render its decision within six months from the date of signature of the terms of reference.  Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding.  The parties waive to the extent permitted by applicable law any rights to appeal or to review of such award by any court or tribunal.  The parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

MIDAMERICAN ENERGY HOLDINGS COMPANY By: /s/ Douglas L. Anderson Name: Douglas L. Anderson Title: Senior Vice President and General Counsel
MEHC MERGER SUB INC. By: /s/ Douglas L. Anderson Name: Douglas L. Anderson Title: Senior Vice President and General Counsel
MEHC INVESTMENT, INC. By: /s/ Douglas L. Anderson Name: Douglas L. Anderson Title: Senior Vice President and General Counsel
CONSTELLATION ENERGY GROUP, INC. By: /s/ Charles A. Berardesco Name: Charles A. Berardesco Title: Senior Vice President and General Counsel
ÉLECTRICITÉ DE FRANCE INTERNATIONAL, SA By: /s/ Daniel Camus Name: Daniel Camus Title: Chairman

CER GENERATION II, LLC By: /s/ Charles A. Berardesco Name: Charles A. Berardesco Title: Assistant Secretary
CONSTELLATION POWER SOURCE GENERATION, INC. By: /s/ Charles A. Berardesco Name: Charles A. Berardesco Title: Assistant Secretary

Exhibit A

Master Agreement

Exhibit B

EDF Stock Purchase Agreement

Exhibit C

Wire Instructions

MidAmerican:  $175,000,000.00

Bankers Trust, Des Moines
ABA Number 073000642
Account Number 027553
MidAmerican Energy Holdings Company

MEHC Investment:  $435,109,053.39

U.S. Bank
Sioux Falls, SD
ABA Number 091408501
Account 175095525531
MEHC Investment, Inc.